Marriott INTERNATIONAL

Marriott International, Inc. Corporate Headquarters

7755 Wisconsin Avenue Bethesda, Maryland 20814

Exhibit 5.1
August 2, 2022

Ladies and Gentlemen:

I am an Executive Vice President and serve as General Counsel of Marriott International, Inc., a Delaware corporation (the "Company"). In that capacity I, together with other attorneys in the Company's Law Department who have given substantive attention to the representation described in this paragraph (collectively, "we"), have acted as legal counsel to the Company in connection with the Company's registration of securities on a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers up to 4,000,000 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Shares"), which may be offered and sold to eligible employees of the Company and its designated subsidiaries under the Marriott International, Inc. Employee Stock Purchase Plan (the "Plan").

We have examined or are otherwise familiar with the Registration Statement, the Plan, the Company's restated certificate of incorporation and by-laws, such corporate proceedings as have occurred through the date hereof pertaining to the Plan, the Shares, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based on the foregoing and the assumptions that follow, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan, and against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non assessable.

The foregoing opinions are subject to the following assumptions, qualifications, limitations and exceptions:

A.The Registration Statement has been filed and has become effective under the Act.

B.To the extent they relate to enforceability, the foregoing opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Marriott INTERNATIONAL

Marriott International, Inc. Corporate Headquarters

7755 Wisconsin Avenue Bethesda, Maryland 20814

C.We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the Company's Law Department in the prospectus that forms a part of the Registration Statement.

Very truly yours,

MARRIOTT INTERNATIONAL, INC. LAW DEPARTMENT